SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 12, 2003

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Item 5. Other Events and Regulation FD Disclosure

        On November 12, 2003, Derma Sciences, Inc. (the “Registrant”) announced that it had entered into a non-exclusive product supply agreement (the “Agreement”) with McKesson Medical-Surgical Inc. (“McKesson”). McKesson is a major national distributor of pharmaceutical and medical-surgical products to its member hospitals, surgery centers, physicians, long term care facilities and home health care agencies (“McKesson Members”).

        The Agreement provides that the Registrant will supply McKesson with advanced wound care products under the McKesson brand name. The Agreement is for a period of three years. However, either party may cancel the Agreement upon ninety days written notice. The Agreement does not require that McKesson or McKesson Members purchase a minimum quantity of products from the Registrant.

        The Registrant’s management considers that the Agreement affords the Registrant the opportunity to significantly increase sales. However, there can be no assurance that the Agreement will result either in increased sales or increased profitability.

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

Date: December 10, 2003	By: /s/ John E. Yetter John E. Yetter, CPA Vice President and Chief Financial Officer